BlackRock California Municipal 2018 Term Trust

FILE #811-10499

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
12/7/2007	PUERTO RICO PUB BLDGS AUTH REV GTD	745,290,000	1,000,000

Lehman Brothers, Bear, Stearns & Co., Inc., RBC Capital Markets, Banc of America Securities LLC, BBVAPR MSD, Citi, DEPFA First Albany Securities, LLC, Goldman, Sachs & Co., JPMorgan, Loop Capital, Merrill Lynch & Co., Morgan Stanley, Oriental Financial Services, Popular Securities, Samuel A. Ramirez & Co., Inc., Santander Securities, Scotia Capital, TCM Capital, UBS Investment Bank, Wachovia Capital Markets, LLC